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September 24, 2003                                                  EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

                    DAVID M. RISLEY APPOINTED AS DIRECTOR OF
                            TECUMSEH PRODUCTS COMPANY

Tecumseh, Michigan, September 24, 2003 . . . . Tecumseh Products Company, today announced that David M. Risley has been appointed to the Board of Directors. His appointment increases Tecumseh's Board of Directors to eight members.

"I am pleased to welcome Dave to our Board of Directors," said Todd W. Herrick, Tecumseh's Chairman and Chief Executive Officer. "Dave brings a broad range of manufacturing industry experience and insight to Tecumseh."

Mr. Risley is Senior Vice President and Chief Financial Officer for La-Z-Boy Incorporated of Monroe, Michigan, a leading furniture manufacturer. Prior to joining La-Z-Boy, Mr. Risley was Vice President of Finance and Chief Financial Officer of Aeroquip-Vickers, Inc., an Ohio-based manufacturing firm serving the industrial, aerospace and automotive markets.

Mr. Risley received a BBA in Accounting from the University of Iowa in 1966, and an MBA in Finance from Loyola University of Chicago in 1970.

"I am delighted to have been asked to join the Tecumseh Board of Directors," said Mr. Risley. "I look forward to contributing to Tecumseh's growth and exploring ways to enhance Tecumseh's presence in the marketplace."

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455